Exhibit 10.54

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between TV Guide Magazine Group, Inc. (the “Company”) and J. Scott Crystal having a residential address at                     [address]                     (“Employee”), as of the 4th day of October, 2005. This Agreement, when executed by both parties, will be binding and supersede any and all prior agreements, understandings, arrangements and/or communications, whether express or implied oral or written, between Employee and the Company and/or its affiliates relative to the Company’s employment of Employee including, but not limited to, that certain letter agreement dated April 9, 2003 between Employee and the Company (the “Prior Agreement”).

I. EMPLOYMENT.

A. The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, commencing October 17, 2005 (the “Effective Date”) through October 16, 2008, unless earlier terminated as provided herein (the “Term”). This Agreement may be renewed by mutual written agreement of the parties, but only by an express written agreement signed by both parties. Employee acknowledges and agrees that the Company has no obligation to renew this Agreement or to continue Employee’s employment after any termination of, or the expiration of, this Agreement, and expressly acknowledges that no promises or understandings to the contrary have been made or reached.

B. In the event that Employee continues in the employ of the Company after the expiration of the Term, Employee’s employment shall be solely on an “at will” basis and this Agreement shall no longer be in effect for any purpose except for those provisions that are expressly stated herein to survive the expiration or earlier termination of this Agreement.

C. Notwithstanding any other provision in this Agreement, the Company may terminate Employee’s employment or determine that Employee’s services are no longer needed or desired, at any time, for any or no reason, without prior written notice; provided, however, that if such termination or determination occurs during the Term, such termination or determination shall be subject to the provisions of Section IV below, and the continuing rights and obligations of the parties shall be as provided for therein.

II. DUTIES.

A. On the Effective Date and during the Term, Employee shall serve as President of TV Guide Publishing Group (“Publishing Group”) and in that position oversee the business and financial operations of that group, and have such other duties and responsibilities as the Company shall determine from time to time. Employee will not be responsible for overseeing the editorial functions of the Publishing Group; provided, however, that the editorial functions of the Publishing Group will report to Employee on a “dotted line” basis for operational and financial (e.g., budget, financial planning and forecasting) purposes.

B. Employee shall render exclusive and full-time services to the Company and shall devote substantially all of Employee’s time, energy and ability necessary to fulfill the duties and responsibilities referenced above. Nothing herein shall prevent Employee, upon prior written approval of the governing body of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any affiliate of the Company. Nothing herein shall prevent Employee from (1) investing in real estate for Employee’s own account, (2) owning less than two percent (2%) of any publicly traded corporation whether or not in competition with the business of the Company or in competition with any affiliate of the Company, (3) owning less than ten percent (10%) of any privately held company not in competition with the business of the Company or in competition with any affiliate of the Company.

C. During the Term, Employee’s principal place of employment shall be at the principal offices of the Company in New York, NY, or such other greater New York, NY metropolitan area location as determined by the Company, subject to such travel as the rendering of Employee’s services may reasonably require.

III. COMPENSATION.

A. During the Term, Employee shall receive on regular pay dates as then in effect under applicable Company policy a base salary at the annualized rate of:

1.	$700,000 from October 17, 2005 through October 16, 2006;

2.	$740,000 from October 17, 2006 through October 16, 2007; and

3.	$780,000 from October 17, 2007 through October 16, 2008.

Any adjustments to Employee’s compensation, including but not limited to Employee’s base salary, following the Term of this Agreement shall be made at the Company’s sole discretion.

B. Bonuses/Stock Options. During the Term, Employee shall be eligible to earn a bonus under the Company’s bonus plan then in effect. Bonuses, if any, will be paid at the Company’s sole discretion and, to the extent paid, shall be based upon such factors or criteria as the Company and/or its parent determines in its or their sole discretion which may include, but are not limited to, the performance of the Company, its parent, the Publishing Group, and the Employee’s performance. The targeted amount of the bonus for Employee is fifty percent (50%) of Employee’s annualized base salary; provided, however, notwithstanding the foregoing, the payment of any bonus and the amount of any such payment shall be entirely at the discretion of the Company and/or its parent and provided further that the targeted bonus percentage shall be commensurate with the bonus percentages paid to other comparable executives of the Company. Notwithstanding the foregoing, Employee’s annual bonus in respect of calendar year 2005, shall be in an amount which is not less than the annual bonus that Employee received in respect of calendar year 2004.

J. Scott Crystal	2	Employment Agreement

Also during the Term, Employee shall also be eligible to be considered for grants of non-qualified stock options under the Gemstar-TV Guide International, Inc. 1994 Stock Incentive Plan, as amended and/or restated from time to time, or under any successor plan as may thereafter be in effect and applicable to Employee (the “Plan”). Employee’s eligibility for participation in such plans shall be commensurate with other comparable executives of the Company.

Additionally, on the Effective Date, Employee shall receive a one-time grant of nonqualified stock options (the “Options”) under the Plan to acquire one hundred thousand (100,000) shares of Common Stock (“Common Shares”) of the Company’s parent, Gemstar-TV Guide International, Inc. (“Gemstar”). Each Option shall represent the right to acquire one (1) Common Share. Subject to earlier termination of the Options as described below, the Options shall vest in equal installments of twenty percent (20%) on each anniversary of the Effective Date over a five (5) year period. The Options shall expire on the first to occur of (i) the close of business on the last business day of Gemstar coinciding with or immediately preceding the day before the tenth anniversary of the Grant Date, (ii) the termination of the Options pursuant to Section 4.2 and/or other provisions of the Plan, or (iii) the termination of the Options in connection with a termination of Employee’s employment with the Company as contemplated by the “Option Agreement” (as defined below). The exercise price per Common Share under each Option shall equal the closing price for a Common Share on the NASDAQ National Market Reporting System (or successor system) on the Effective Date. Any grant of Options shall be subject to Employee’s execution and delivery of Gemstar’s written stock option agreement (the “Option Agreement”) and shall be subject to the terms and conditions set forth in the Plan and the Option Agreement.

C. Welfare Benefit Plans. During the Term, Employee shall be eligible for all employee benefits applicable to the Company’s comparable executives from time to time, which may include but are not limited to, paid holidays, medical and dental health insurance, 401(k) plan, life insurance, and long-term disability insurance.

D. Expenses. The Company shall pay or reimburse Employee for all reasonable business expenses actually incurred or paid by Employee in the scope of employment in connection with the performance of Employee’s services hereunder upon the presentation of such supporting documentation as the Company requires. Payment or reimbursement of such expenses shall be subject to all Company policies regarding the reporting of and payment of business expenses as in effect generally from time to time with respect to other comparable executives of the Company.

E. Car Allowance. During the Term, the Company shall provide Employee with a car allowance of eight hundred dollars ($800.00) per month to be used for the purchase, lease and maintenance of an appropriate automobile for Employee’s use during the Term of the Agreement.

F. Club Dues. During the Term, subject to applicable law and policies as may from time to time be established by or in effect for the Company, the Company (or a designated affiliate) will pay or reimburse you for all reasonable business expenses actually

J. Scott Crystal	3	Employment Agreement

incurred or paid by you while you are employed by the Company in connection with your membership in no more than two (2) country, dining or social clubs, including the business portion of the monthly dues for such clubs, up to an aggregate amount of $800.00 per month. Payment of such expenses shall be subject to all Company and /or its parent’s policies regarding the reporting of and payment of business expenses.

G. Vacation. During the Term, Employee shall be entitled to four (4) weeks paid vacation per calendar year in accordance with the plans, practices, programs and policies then in effect for the Company with respect to other comparable executives of the Company; provided, however, since vacation time for Employee is not accrued, Employee shall not be eligible to receive payment, or be paid, for any unused vacation time and no unused vacation time shall be carried over from one year to the next or otherwise accumulated.

H. Sign-on Bonus. The Company shall pay Employee a one-time special bonus in the amount of $100,000, to be paid to Employee within thirty (30) days following the execution of this Agreement by Employee and the Company; provided, that in the event Employee’s employment by the Company is terminated prior to the first anniversary of the Effective Date by the Company pursuant to Section IV(B) hereof, Employee shall repay such amount to the Company not later than five business days following the effective date of such termination.

I. Company Right to Modify Plans. The Company and/or its parent reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without advance notice (except as mandated by applicable law) or recourse by Employee so long as such action is taken with respect to other comparable executives of the Company and does not single out Employee.

IV. TERMINATION.

A. Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. If a “Disability” of Employee has occurred (pursuant to the definition of Disability set forth below), the Company may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 120th day after receipt of such notice by Employee, provided that, within the one hundred twenty (120) days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. For purposes of this Agreement, “Disability” shall mean the earlier to occur of either (i) a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of Employee’s position, even with reasonable accommodation which does not impose an undue hardship on the Company for an aggregate of one hundred twenty (120) days in any twelve-month period or (ii) Employee becomes eligible to receive benefits under any long term disability insurance provided by the Company or its parent. The determination of Disability under subsection (i) of the preceding sentence shall be based upon information supplied by Employee and/or Employee’s medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. In the event Employee’s

J. Scott Crystal	4	Employment Agreement

health care provider and the Company do not agree as to whether Employee has a Disability, Employee and the Company shall appoint a third-party qualified physician who shall evaluate Employee and provide a determination of whether Employee has a Disability.

B. Cause. The Company may terminate Employee’s employment for Cause. For purposes of this Agreement, “Cause” shall mean that Employee has engaged in or committed: willful misconduct; gross negligence; theft or fraud; any illegal conduct involving financial matters or any felony;; any willful act that is likely to and/or which does in fact have the effect of injuring the reputation, business or a business relationship of the Company; or breach of any material term of this Agreement. In the event the Company determines that Cause for termination exists based upon any of the foregoing grounds and such ground is curable, Employee shall be given thirty (30) days to cure such ground for Cause. After the expiration of any such cure period, the Company shall make a determination as to whether Employee has cured such ground for termination for Cause.

C. Good Reason. Employee may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the Company requires Employee to relocate his principal office more than fifty (50) miles of New York, New York without Employee’s consent; (ii) the Company substantially diminishes Employee’s duties or responsibilities as relates to the print publications operations (which shall not, for purposes of this Agreement, include the business and operations of TV Guide Online, TV Guide Data Solutions and SkyMall) within the Publishing Group, or the Company eliminates the word “President” from Employee’s title, in either case without Employee’s consent; or (iii) the regularly scheduled frequency of publication for TV Guide magazine is reduced without Employee’s consent. Before terminating his employment for Good Reason under subsections (i), (ii) or (iii), Employee shall give the Company written notice of his intent to terminate for Good Reason and the basis therefor, and the Company shall have thirty (30) days to cure (the “Cure Period”). If the Company fails to cure the Good Reason within the Cure Period, Employee may terminate his employment and this Agreement upon an additional ten (10) days’ written notice. For all purposes under this Agreement, any termination by Employee with Good Reason shall be treated as if a determination had been made by the Company that Employee’s services are no longer needed or desired under Section IV-D-3 of this Agreement, and Employee shall be entitled to the payments and benefits set forth in Section IV-D-3 pursuant to its terms; provided, however, if the Employee properly terminates this Agreement for Good Reason under IV(C), then (except as provided in the proviso set forth below) Employee shall also be entitled to receive a payment in respect of his target bonus for the year in which the termination for Good Reason becomes effective as follows: (a) if such termination for Good Reason becomes effective in 2005, Employee shall be entitled to the full bonus for 2005 as provided for in Section III(B) hereof, and (b) if such termination for Good Reason becomes effective in any year after 2005, Employee shall be entitled to a pro rata bonus (based on the number of days elapsed) for the calendar year during which such termination for Good Reason becomes effective; provided further, however, if the Employee properly terminates this Agreement for Good Reason under subsection IV(C)(iii) hereof and Employee elects within ten (10) days of the effective date of such termination to settle with the Company under “Option #2 – Lump-Sum Payment/Settlement” of the Contract Payout Status Policy, then the lump sum payment contemplated thereby shall be in

J. Scott Crystal	5	Employment Agreement

an amount equal to the balance of base salary payments remaining to be paid through October 16, 2008 and Employee shall not be entitled to receive any bonus in respect of the year in which the termination for Good Reason becomes effective notwithstanding any other provision of this Agreement to the contrary.

D. Obligations of the Company Upon Certain Events.

1. Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or Disability, this Agreement shall terminate without further obligations to Employee or Employee’s legal representatives under this Agreement, other than for (a) payment of the sum of (i) Employee’s annual base salary through the date of termination to the extent not theretofore paid and (ii) Employee’s pro rata bonus (based on the number of days elapsed) for the calendar year during which Employee’s death or Disability occurs (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Employee or Employee’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the date of termination; and (b) payment to Employee or Employee’s estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans.

2. Cause. If Employee’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-D-2, then the Company’s decision to terminate shall be deemed instead to have been a determination that Employee’s services are no longer needed or desired under Section IV-D-3 and the amounts payable thereunder shall be the only amounts Employee may receive.

3. Other than Cause or Death or Disability. If the Company determines that it no longer needs or desires the services of Employee during the Term for other than Cause or Employee’s death or Disability, Employee’s employment shall be subject to, and the Company shall have no further obligations to Employee except as provided in, the Contract Payout Status Policy attached hereto as Exhibit A.

4. Exclusive Remedy. In consideration of the making of this Agreement, as well as of the other consideration stated herein, Employee expressly agrees that any contract, agreement or understanding between Employee and the Company and/or its affiliates with respect to severance or termination pay, notice of severance or termination, or pay in lieu of notice of severance or termination previously extended to Employee, whether by way of contract, letter, or any termination or severance policy, program , practice or arrangement, is hereby rescinded and waived. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and

J. Scott Crystal	6	Employment Agreement

sole remedy for any termination of Employee’s employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. If Employee violates this Agreement by bringing or maintaining any charges, claims, grievances, or lawsuits contrary to this provision, Employee shall pay all costs and expenses of the Company and/or related persons or affiliated entities in defending against such charges, claims or actions brought by Employee or on Employee’s behalf, including but not limited to reasonable attorneys’ fees, in addition to all damages suffered or incurred by the Company and/or its affiliates.

V. ARBITRATION.

Any Dispute between Employee and Company shall be resolved exclusively and finally by arbitration administered by the National Arbitration Forum (NAF) and conducted under its rules, except as otherwise provided below. Employee and Company will agree on another arbitration forum if NAF ceases operations. The term “Dispute”, for purposes of this provision, shall mean any dispute, controversy, or claim arising out of or relating to (i) this Agreement, its enforcement, interpretation, termination, applicability or validity thereof, (ii) an alleged breach, default, or misrepresentation in connection with any of its provisions, or (iii) Employee’s employment, including, but not limited to, any state or federal statutory claims. The arbitration shall be conducted before a single arbitrator and will be limited solely to the Dispute between Employee and the Company. The arbitration, or any portion of it, shall not be consolidated with any other arbitration and shall not be conducted on a class-wide or class action basis. The arbitration shall be held in New York, New York and shall be conducted in accordance with the NAF rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such Dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. This arbitration agreement shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-14 et seq., and final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Except as specifically provided for herein, should either party bring a Dispute in a forum other than the NAF, the arbitrator may award the other party its reasonable costs and expenses, including attorneys fees, incurred in staying or dismissing such other proceedings or in otherwise enforcing compliance with this dispute resolution provision. The parties acknowledge, agree and understand that they are hereby unequivocally waiving any rights to litigate disputes through a court, including the right to litigate claims on a class-wide or class action basis, and that they have expressly and knowingly waived those rights and agree to resolve any Disputes through binding arbitration in accordance with the provisions of this paragraph. Employee and Company further agree that in any proceeding to enforce the terms

J. Scott Crystal	7	Employment Agreement

of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs (including forum costs associated with the arbitration) incurred by it or her in connection with resolution of the dispute in addition to any other relief granted. Information may be obtained from the NAF on line at www.arb-forum.org, by calling 800-474-2371, or writing to P.O. Box 50191, Minneapolis, MN, 55405.

VI. NON-SOLICITATION/EMPLOYER INTERESTS.

Employee promises and agrees that during Employee’s employment and for twelve (12) months following the termination of Employee’s employment, for any reason whatsoever, Employee will not (1) influence or attempt to influence customers of the Company or any of its affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any affiliate of the Company; or (2) take any action which is intended, or would reasonably be expected to, adversely affect the Company and/or its affiliates, or adversely affect the businesses, reputation, or relationship the Company and/or its affiliates with its or their customers, business partners, or vendors.

VII. SOLICITING EMPLOYEES.

Employee promises and agrees that during Employee’s employment and for twelve (12) months following the termination of Employee’s employment, for any reason whatsoever, Employee will not directly or indirectly solicit any employees of the Company or its affiliates to work for any business, individual, partnership, firm, corporation, or other entity; provided, however, that this provision shall not prohibit Employee from employing personnel from the Company or its affiliates who respond (without other solicitation of any kind whatsoever) to general solicitations of employment directed to the public at large.

VIII. CONFIDENTIAL INFORMATION.

A. Employee, in the performance of Employee’s duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its affiliates, or its or their agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Employee prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever

J. Scott Crystal	8	Employment Agreement

requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee’s possession or under Employee’s control; provided, however, that Employee may retain in his possession any Confidential Material that reflects the terms of his employment with the Company or the terms or amount of his compensation and benefits.

B. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and any time before, during or after Employee’s employment with the Company shall constitute unfair competition. Employee agrees that Employee shall not engage in unfair competition either during the time employed by the Company or any time thereafter. The parties acknowledge and agree that a disclosure by Employee of the continuing obligations he is subject to under this Agreement to a new employer, or prospective new employer, in connection with Employee’s acceptance of, or application for, a position of employment shall not constitute a breach of this Agreement.

C. Until this Agreement ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain, Employee further agrees to keep the terms and contents of this Agreement completely confidential, except to consult with Employee’s legal, tax or other financial advisors or immediate family members, or as otherwise required by law.

IX. ASSIGNMENT OF RIGHTS.

Employee hereby assigns to the Company, to the extent not previously assigned to the Company and/or its affiliates, all of Employee’s rights, title and interest in and to any and all inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company or its affiliates. Employee recognizes that this Agreement does not require assignment of any invention demonstrated by Employee to qualify fully for protection under Section 2870 of the California Labor Code, the text of which is substantially set forth below:

2870. Employment agreements; assignment of rights

i Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

J. Scott Crystal	9	Employment Agreement

(b) result from any work performed by the employee for the employer.

ii To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Employee acknowledges that all original works of authorship which have been and/or are made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

From time to time, as and when requested by the Company and/or its affiliates, Employee will execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the Company and/or its affiliates may reasonably deem necessary or desirable to effectuate or evidence the assignment(s) contemplated by this Section XI, including, without limitation, executing and delivering to the Company and/or its affiliates or its or their designee such further assignments and other instruments, in each case as the Company or its affiliates may reasonably request for such purpose.

X. INJUNCTIVE, EQUITABLE AND OTHER RELIEF

Employee acknowledges, understands and agrees that the services to be furnished by Employee during Employee’s employment and the rights and privileges granted by the Company to Employee are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by Employee of any of the provisions contained herein will cause the Company irreparable injury and damage. Employee expressly agrees that, notwithstanding any other provision contained herein, the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Employee. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

XI. INDEMNIFICATION/COOPERATION.

Employee shall be entitled to indemnification on the terms, subject to the conditions, and to the extent provided for in the certificates of incorporation and by-laws, as amended and/or restated from time to time, of the Company and its parent (currently, Gemstar) and applicable law. In consideration of such indemnification and the other agreements and consideration contained in this Agreement, Employee agrees that Employee shall cooperate fully with the Company and/or its affiliates, if so requested, with respect to any internal or external investigation or inquiry as well as any issues, claims or litigation (whether or not

J. Scott Crystal	10	Employment Agreement

currently pending) involving matters with which he has personal knowledge which occurred during Employee’s tenure with the Company, including providing information and reasonable assistance and being reasonably available for both pre-trial discovery and trial proceedings at no out-of-pocket cost to Employee. Employee further agrees, in connection with in any such investigation, inquiry, proceedings or action, to provide truthful and accurate testimony, documents, records and any other information reasonably requested by the Company at no out-of-pocket cost to Employee. In addition, Employee agrees to make himself reasonably available to meet with attorneys or representatives of the Company, upon reasonable notice, in connection with any such investigation, inquiry, proceedings or action. Employee’s obligations hereunder shall be subject to his availability at reasonable times and places to be agreed upon between Employee and the Company based upon the Company’s reasonable requirements and taking into account the primary duties and obligations of Employee to his employer at such time.

XII. MISCELLANEOUS.

A. WITHHOLDING. Notwithstanding any other provision in this Agreement, all amounts payable under this Agreement shall be subject to and reduced by standard or other applicable withholding and other authorized deductions.

B. SUCCESSORS.

1. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

2. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include, and this Agreement may be assignable without Employee’s prior written consent to, (i) any person, firm, corporation or other successor or surviving entity resulting from a merger, consolidation or other business combination involving the Company and/or the Publishing Group, (ii) the transferee of all or substantially all of the assets of the Company and/or the Publishing Group or its divisions, or (iii) an affiliate of the Company, in each case whether the Agreement is assigned by the Company, by operation of law, or otherwise.

C. WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

D. MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company’s Chief Executive Officer or other officer authorized by the Company’s governing body.

J. Scott Crystal	11	Employment Agreement

E. SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

F. COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

G. GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of New York, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws.

H. CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. As used in this Agreement, the term “days” shall be interpreted to mean calendar days unless otherwise specified; and the term “Employee’s consent shall not include actions taken by Employee solely in the performance of his duties.”

I. COMMUNICATIONS.

All notices, requests, demands or other communications required or permitted hereunder shall be in writing and shall be addressed, if to the Company, to c/o Gemstar-TV Guide International, Inc., 6922 Hollywood Blvd., 12th Floor, Los Angeles, CA 90028-6117, attention: Chief Executive Officer, with a copy to the Company’s General Counsel at the same address, and, if to Employee, to the address stated in the first paragraph of this Agreement. Notices given under this Agreement shall be given personally, by nationally recognized overnight express service, or by certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed to have been given and effective: (i) on the day it is delivered personally; (ii) on the day it is delivered if given by nationally recognized overnight express service; or (iii) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested. Either party may change the address at which notice shall be given by written notice given in the above manner.

J. Scott Crystal	12	Employment Agreement

J. NAME, BIOGRAPHY, LIKENESS, PUBLICITY RELEASES.

The Company and its parent and affiliates shall have the right to use Employee’s name, biography and likeness in connection with its business, including in publicity releases and in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement.

K. SURVIVAL.

Sections III-I, IV-D-4, and V through XII shall survive the expiration or earlier termination of this Agreement.

L. EXECUTION.

This Agreement is being executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

J. Scott Crystal	13	Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ J. Scott Crystal
J. SCOTT CRYSTAL

TV GUIDE MAGAZINE GROUP, INC.

By:	/s/ Nancy Nugent
Print name:	Nancy Nugent
Title:	Vice President, HR

J. Scott Crystal	14	Employment Agreement

Exhibit A

CONTRACT PAYOUT STATUS POLICY

The Company may determine that it no longer needs or desires the services of an employee who is employed pursuant to a personal services agreement for a specified term. Under such circumstances, the Company may place the employee on “contract payout status.” An employee placed on “contract payout status” will not be offered continued employment with the Company after expiration of the employee’s personal services agreement. Any existing options to extend the term of the personal services agreement will not be exercised.

An employee placed on contract payout status may choose to proceed under one of the following two options:

Option #1 - Mitigation:

•	The employee does not need to report to work. Instead, the employee’s primary job duty is to search for employment with another employer, work as an independent contractor, and/or self-employment. Under this option, the employee will be required to provide the Company, on a monthly basis, with a written status report regarding the employee’s job search efforts in accordance with the letter of instruction (substantially in the form attached hereto as Exhibit “1”) which the Company will provide.

•	During the time the employee is searching for a new job, and provided that the employee timely submits to the Company complete and accurate status reports regarding his or her job search efforts, the employee will:

•	Remain on the Company’s payroll as an active employee; and

•	Continue to receive all applicable Company benefits.

•	Once the employee obtains a new job (whether on a full-time, part-time, or independent contractor basis, or self-employment), the employee shall provide the Company with documentation regarding his or her rate of pay, earnings and benefits. The employee shall furnish to the Company such related documentation as requested, such as copies of W-2 or Form 1099 statements for the remaining period of the personal services agreement.

•	The employee’s employment with the Company and all applicable Company benefits will be terminated once the employee obtains a new job (whether on a full-time, part-time, or independent contractor basis, or self-employment).

•	If the new job the employee obtains does not pay a salary comparable to what the employee earns with the Company, the Company will pay the employee the difference between the employee’s new salary and his or her salary at the Company for the remaining period of the personal services agreement (excluding any options periods, which will not be exercised). However, regardless of whether the new job pays a comparable salary, upon acceptance of the new job all applicable Company benefits will be terminated.

•	Upon the employee’s termination from the Company, information regarding benefits continuation (COBRA) will be sent to the employee.

Option #2 – Lump-Sum Payment/Settlement:

•	The employee and the Company will negotiate a one-time lump-sum payment to the employee, in exchange for which the employee shall execute a Separation Agreement and General Release (“Release”), substantially in the form attached hereto as Exhibit “2” which the Company shall prepare. The Release will include, among others, provisions which terminate the personal services agreement, the employee’s employment with the Company, and all applicable Company benefits.

•	Upon the employee’s termination from the Company, information regarding benefits continuation (COBRA) will be sent to the employee.

•	The employee will not be required to furnish the Company with monthly written status reports regarding the employee’s job search efforts. Further, unless the Release specifies otherwise, if the employee accepts a new job within a short period of time after receiving the lump-sum payment, the Company will not seek an offset against the lump-sum payment.

•	For the employee’s information, the lump-sum payment is generally considered supplemental income and may be taxed at a higher percentage rate.

If the employee fails or refuses to choose one of the two options, the Company will require the employee to proceed under “Option #1—Mitigation.” If an employee proceeding under Option #1 (whether by choice or otherwise) fails to comply with the requirements outlined under Option #1 (e.g., furnishing the Company with accurate and complete monthly written status reports), the Company may suspend payroll payments to the employee until the employee complies. The Company also reserves all other legal rights, including the right to terminate the personal services agreement for “cause” in accordance with the terms of such agreement.

Exhibit A	2	Contract Payout Status Policy

Exhibit “1”

Instructions re Status Reports

DATE

EMPLOYEE NAME

EMPLOYEE ADDRESS

EMPLOYEE ADDRESS

Dear Mr./Ms.                     :

Effective                     , you shall be relieved of your day to day duties as (EMPLOYEE’S TITLE). As the Company is not currently taking the position that you have breached your Employment Agreement or were terminated for cause, we will retain you on the payroll through the expiration date of your Employment Agreement, on the terms and conditions detailed in this letter. You will receive regular paychecks (direct deposit is not available) contingent upon you returning the complete mitigation verification form referenced (which the Company will provide). The expiration date of your Employment Agreement excludes any future option(s) to extend the term of your Employment Agreement, which the Company hereby declines to exercise.

In order to remain on the payroll, you must provide the following information:

1. Monthly statements detailing completely and accurately your efforts to find employment, including applications made, interviews held, offers made, your response, and any other information concerning your efforts to find employment; and

2. Monthly statements detailing completely and accurately all monies whatsoever received by you from any source as a result of your working, whether full-time or part-time, temporary or permanent or any other manner, or as a result of your efforts in any trade or business.

For so long as you continue to provide this information and are acting diligently in your efforts to mitigate your damages, you will continue to receive payments at your final rate of pay, less any monies received from other work or efforts in any trade or business, until the expiration date of your Employment Agreement or until you obtain a new job, whichever is earlier. In the event that you obtain a new job, you agree to notify the Vice President of Human Resources of the Company within two (2) business days thereafter, and your employment with the Company and all applicable Company benefits will then be terminated, but the Company will pay you the difference, if any, between your new salary and your salary at the Company for the remaining period of the term of your Employment Agreement (excluding any options periods, which, as provided above, the Company has declined to exercise.)

All monthly statements shall be sent to the Company so that such statements are received within the first five (5) business days of any applicable month, and statements shall be addressed to the following:

Vice President, Human Resources Department

Gemstar-TV Guide International, Inc.

6922 Hollywood Blvd, 12th Floor

Los Angeles, California 90028-6117

Please feel free to contact me if you have any questions about this procedure.

Sincerely,

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit “1”	2	Instructions re Status Report

Exhibit “2”

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made and entered into by and between                                      (“[LAST NAME OF EMPLOYEE”), on the one hand, and [NAME OF COMPANY], (the “Company”) on the other hand.

RECITALS:

A. The parties acknowledge and agree that [EMPLOYEE]’s employment will terminate on [DATE] (the “Termination Date”), after which date [EMPLOYEE] shall perform no further duties, functions or services on behalf of the Company.

B. [EMPLOYEE] and the Company want to settle fully and finally all potential disputes or differences between them, including, but not limited to, all potential disputes or differences which arise out of or relate to [EMPLOYEE]’s employment or separation of employment with the Company.

NOW, THEREFORE, [EMPLOYEE] and the Company understand and agree as follows:

1. Payment by the Company.

The Company agrees that, within ten (10) business days of the effective date of this Agreement as defined in paragraph 3 below, it will deliver a check payable to [EMPLOYEE] in the amount of                      Dollars ($            .00), less all appropriate withholdings and deductions (this amount shall be referred to herein as the “Payment”). [EMPLOYEE] acknowledges that upon execution of this Agreement, the Payment described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to [EMPLOYEE] (including, but not limited to, all forms of payments and/or compensation described in paragraph 2 below) as a result of [EMPLOYEE]’s employment with the Company and/or the termination of that employment and that in the absence of this Agreement, [EMPLOYEE] would not be entitled to the Payment as specified in this paragraph 1 and the other consideration provided under this Agreement.

2. No Other Payments or Monies Owed.

[EMPLOYEE] acknowledges, understands and agrees that [EMPLOYEE] has been or will be compensated by the Company in full for all wages and other pay earned and accrued by [EMPLOYEE] through the Termination Date and that, except for the Payment described in paragraph 1 above, no other wages, bonuses, vacation pay, or other payments or compensation of any kind whatsoever are owed to [EMPLOYEE] or will be paid to [EMPLOYEE] by the Company. [EMPLOYEE] further acknowledges, understands and agrees that except for the Payment described in paragraph 1 above, [EMPLOYEE] is not eligible to receive and will not receive any other separation or severance pay from the Company in connection with [EMPLOYEE]’s employment, the termination of [EMPLOYEE]’s employment or [EMPLOYEE]’s execution of this Agreement.

3. Effective Date of Agreement.

This Agreement shall become effective only upon: (i) receipt by the Company of an executed copy of this Agreement; and (ii) the expiration of the revocation period described in subparagraph (b) of paragraph 10 below.

4. Company Benefits.

Except as set forth below and as mandated by applicable law, all Company-sponsored employee benefits provided to [EMPLOYEE] shall cease as of the close of business on the Termination Date.

a. Health Benefits: [EMPLOYEE]’s eligibility to participate in the Company’s group medical, dental and vision plans shall cease as of the last day of the calendar month during which the Termination Date occurred. Thereafter, [EMPLOYEE] will be eligible to continue participation in the Company’s group health plans, in accordance with and subject to the conditions and limitations of the federal Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”).

b. 401(k) Plan: [EMPLOYEE] shall retain all vested benefits that [EMPLOYEE] has accrued in the Company’s 401(k) Plan through the Termination Date. [EMPLOYEE]’s rights with respect to any such vested benefits shall be exclusively governed by the terms and provisions of the applicable 401(k) Plan documents, as they may be amended from time to time, and interpreted by the plan’s administrators. [EMPLOYEE] understands and agrees that no additional or accelerated rights or vesting are being conferred as a result of the termination of [EMPLOYEE]’s employment or [EMPLOYEE]’s execution of this Agreement. This Agreement does not, and is not intended to, grant to [EMPLOYEE] any different or additional rights in connection with [EMPLOYEE]’s participation in the 401(k) Plan. [EMPLOYEE] expressly understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of [EMPLOYEE]’s benefits, if any, under the 401(k) Plan and [EMPLOYEE] further understands and agrees that any claim arising on or before the date on which [EMPLOYEE] executes this Agreement concerning the value of any such benefits is hereby released and waived pursuant to paragraph 10(a) of this Agreement.

c. Stock Options: In accordance with the Employment Agreement (as defined in Section 20), (i) [EMPLOYEE] shall retain all unexercised stock options, if any, that’s have been granted to [EMPLOYEE] and which vested on or before the Termination Date, and (ii) except as otherwise provided in the Employment Agreement, all such vested stock options shall continue to be exercisable for a period of three (3) months after the Termination Date in accordance with and subject to the terms of the controlling stock option plan(s) and stock option agreement(s). This Agreement is not intended to and shall not amend the terms of the controlling stock option plan(s) and/or stock option agreement(s). [EMPLOYEE] expressly understands and agrees that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of any stock options that may have been granted to [EMPLOYEE] under the stock option plan and [EMPLOYEE] further understands and agrees that any claim arising on or before the date on which [EMPLOYEE] executes this Agreement concerning the value of any such stock options is hereby released and waived pursuant to paragraph 10(a) of this Agreement.

Exhibit “2”	2	Separation Agreement and General Release

5. Return of Company Property.

[EMPLOYEE] represents and agrees that [EMPLOYEE] has returned to the Company any and all Company property in [EMPLOYEE]’s possession, custody or control, and/or in the possession, custody or control of [EMPLOYEE]’s agents or representatives, including all originals and all copies of files, records, documents, computer disks, computer files, contact lists, and all of the Company’s equipment, including telephones, pagers and computers.

6. Confidentiality.

[EMPLOYEE] acknowledges that in the course of [EMPLOYEE]’s employment with the Company, [EMPLOYEE] had access to confidential and proprietary information concerning the Company and its affiliates, its and their operations, future plans and method of doing business, including, by way of example, but by no means limited to, highly proprietary information about the Company’s and its affiliates’ customers, product development, financial matters, marketing, pricing, costs and compensation (hereinafter “Confidential Information” all of which information [EMPLOYEE] understands and agrees would be extremely damaging to the Company and its affiliates if disclosed to a competitor of the Company or its affiliates or any other person or entity. As used herein, the term “competitor” includes, but is not limited to, any person or entity engaged in a business similar to that of the Company or any of its subsidiary or affiliated companies. [EMPLOYEE] understands and agrees that such information has been divulged to [EMPLOYEE] in confidence, and that, at all times, in addition to any other duty or agreement of confidentiality and non-disclosure Employee has to the Company and/or its affiliates, [EMPLOYEE] will not disclose or communicate Confidential Information or any other secret or confidential information to anyone. [EMPLOYEE] further agrees to keep the terms and contents of this Agreement completely confidential, except to consult with [EMPLOYEE]’s legal, tax or other financial advisors or immediate family members, or as otherwise required by law.

7. Assignment of Rights.

[EMPLOYEE] hereby assigns to the Company, to the extent not previously assigned to the Company and/or its affiliates, all of [EMPLOYEE]’s rights, title and interest in and to any and all inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by [EMPLOYEE], either alone or jointly with others, during the period of [EMPLOYEE]’s employment with the Company or its affiliates. [EMPLOYEE] recognizes that this Agreement does not require assignment of any invention demonstrated by [EMPLOYEE] to qualify fully for protection under Section 2870 of the California Labor Code, the text of which is substantially set forth below:

2870. Employment agreements; assignment of rights

i. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

Exhibit “2”	3	Separation Agreement and General Release

(b) result from any work performed by the employee for the employer.

ii. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

[EMPLOYEE] acknowledges that all original works of authorship which have been and/or are made by [EMPLOYEE] (solely or jointly with others) within the scope of [EMPLOYEE]’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

From time to time, as and when requested by the Company and/or its affiliates, [EMPLOYEE] will execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the Company and/or its affiliates may reasonably deem necessary or desirable to effectuate or evidence the assignment(s) contemplated by this paragraph 7, including, without limitation, executing and delivering to the Company and/or its affiliates or its or their designee such further assignments and other instruments, in each case as the Company and/or its affiliates may reasonably request for such purpose.

8. Further Cooperation.

[EMPLOYEE] agrees to cooperate fully with the Company, if so requested, with respect to any internal or external investigation or inquiry as well as any issues, claims or litigation (whether or not currently pending) involving the Company, or any other entity released herein, or any of those entities’ employees, including providing information and assistance and being reasonably available for both pre-trial discovery and trial proceedings at no cost to the Company other than that required under statute. [EMPLOYEE] further agrees to participate in any such investigation, inquiry, proceedings or action and to provide truthful and accurate testimony, documents, records and any other information requested. In addition, [EMPLOYEE] agrees to meet with attorneys or representatives of the Company, upon reasonable notice, in connection with any such investigation, inquiry, proceedings or action.

9. No Lawsuits.

[EMPLOYEE] promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in this Agreement. [EMPLOYEE] represents and agrees that, prior to the effective date of this Agreement, [EMPLOYEE] has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or its officers, directors, agents or employees, asserting any claims that are released in this Agreement.

10. Complete Release.

(a) In consideration of the mutual covenants and promises contained herein, and subject to the consideration set forth above in Paragraph 1, [EMPLOYEE] hereby knowingly and voluntarily releases, absolves and discharges the Company and, as applicable, its officers, partners, attorneys, agents, officers, administrators, directors, employees, parents, affiliates,

Exhibit “2”	4	Separation Agreement and General Release

subsidiaries, representatives, and/or assigns and successors, past and present (collectively, the “Releasees”) from all rights, claims, demands, obligations, damages, losses, causes of action and suits of all kinds and descriptions, legal and equitable, known and unknown, that [EMPLOYEE] may have or ever have had against the Releasees from the beginning of time to the date of execution of this Agreement, including, but not limited to, any such rights, claims, demands, obligations, damages, losses, causes of action and suits arising out of, but not limited to, any right of [EMPLOYEE] or of any person arising under any law, statute, duty, contract, covenant, or order, or any liability for any act of age discrimination or other impermissible form of harassment or discrimination by the Company against [EMPLOYEE] or any other person, as prohibited by any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 623 et seq., the California Fair Employment and Housing Act, Cal. Gov’t Code §§ 12940 et seq., the California Workers’ Compensation Act, Cal. Lab. Code §§ 3600 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq., and the laws established by the California Department of Labor Standards Enforcement, e.g., Cal. Lab. Code §§ 200-272. This includes, but is not limited to, claims for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, or any other claims relating to [EMPLOYEE]’s relationship with the Company. The matters that are the subject of the releases referred to in this Paragraph shall be referred to collectively as the “Released Matters.”

(b) [EMPLOYEE] further understands and acknowledges that:

(1) This Agreement constitutes a voluntary waiver of any and all rights and claims [EMPLOYEE] has against the Releasees as of the date of the execution of this Agreement, including rights or claims arising under the Age Discrimination in Employment Act;

(2) [EMPLOYEE] has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds the payment or remuneration to which [EMPLOYEE] was already entitled;

(3) [EMPLOYEE] is hereby advised that [EMPLOYEE] may consult with an attorney of her choosing concerning this Agreement prior to executing it;

(4) [EMPLOYEE] has been afforded a period of at least 21 days to consider the terms of this Agreement, and in the event [EMPLOYEE] should decide to execute this Agreement in fewer than 21 days, [EMPLOYEE] has done so with the express understanding that [EMPLOYEE] has been given and declined the opportunity to consider this Agreement for a full 21 days; and

(5) [EMPLOYEE] may revoke this subparagraph 10(b) of the Agreement at any time during the seven (7) days following the date of execution of this Agreement by delivering a written notice to the General Counsel, Gemstar-TV Guide International, Inc., 6922 Hollywood Blvd., 12th Floor, Los Angeles, California 90028, which notice must be delivered within seven (7) calendar days of Your execution of this Agreement. This subparagraph 10(b) of the Agreement shall not become effective or enforceable until such revocation period has expired.

Exhibit “2”	5	Separation Agreement and General Release

11. Unknown Claims.

[EMPLOYEE] acknowledges that there is a risk that, subsequent to the execution of this Agreement, [EMPLOYEE] will incur or suffer damage, loss or injury to persons or property that is in some way caused by or connected with [EMPLOYEE]’s employment or the resignation/termination therefrom, but that is unknown or unanticipated at the time of the execution of this Agreement. Except with respect to any right to indemnification to which [EMPLOYEE] may be entitled by contract, under the Company’s Certificate of Incorporation and Bylaws, and/or by applicable law, [EMPLOYEE] does hereby specifically assume such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated results of any and all matters caused by or connected with [EMPLOYEE]’s employment or the resignation/ termination therefrom, as well as those currently known or anticipated. Accordingly, [EMPLOYEE] acknowledges that [EMPLOYEE] has read the provisions of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor”

and that, except as specifically provided above with respect to any right to indemnification, [EMPLOYEE] expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that [EMPLOYEE] might have to invoke said provisions now or in the future with respect to the Released Matters.

12. Ownership of Claims.

[EMPLOYEE] represents and warrants that no portion of any of the Released Matters and no portion of any recovery or settlement to which [EMPLOYEE] might be entitled has been assigned or transferred to any other person, firm, entity or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Releasees or any of them because of any such purported assignment, subrogation or transfer, [EMPLOYEE] agrees to indemnify and hold harmless the Releasee(s) against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

13. No Representations.

[EMPLOYEE] represents and agrees that no promises, statements or inducements have been made to [EMPLOYEE] which caused [EMPLOYEE] to sign this Agreement other than those expressly stated in this Agreement.

14. Goodwill and Reputation of the Company.

[EMPLOYEE] agrees that [EMPLOYEE] will refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of the Releasees or which could adversely affect the morale of other employees of the Company.

Exhibit “2”	6	Separation Agreement and General Release

15. Non-Admission of Discrimination or Wrongdoing.

This Agreement shall not in any way be construed as an admission that the Company or any individual has any liability to or acted wrongfully in any way with respect to [EMPLOYEE] or any other person. The Company specifically denies that it has any liability to or that it has done any wrongful, harassing and/or discriminatory acts against [EMPLOYEE] or any other person on the part of itself, or its officers, employees and/or agents.

16. Successors.

This Agreement shall be binding upon [EMPLOYEE] and upon [EMPLOYEE] heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and to its heirs, administrators, representatives, executors, successors and assigns.

17. Arbitration.

(a) Any Dispute between [EMPLOYEE] and Company will be resolved exclusively and finally by arbitration administered by the National Arbitration Forum (NAF) and conducted under its rules, except as otherwise provided below. [EMPLOYEE] and Company will agree on another arbitration forum if NAF ceases operations. Either party desiring to arbitrate shall give written notice to the other party within a reasonable period of time after the party becomes aware of the need for arbitration. The term “Dispute”, for purposes of this provision, shall mean any dispute, controversy, or claim arising out of or relating to (i) this Agreement, its enforcement, interpretation, termination, applicability or validity thereof, (ii) an alleged breach, default, or misrepresentation in connection with any of its provisions, or (iii) [EMPLOYEE]’s employment, including, but not limited to, any state or federal statutory claims. The arbitration shall be conducted before a single arbitrator and will be limited solely to the Dispute between [EMPLOYEE] and the Company. The arbitration, or any portion of it, shall not be consolidated with any other arbitration and shall not be conducted on a class-wide or class action basis. The arbitration shall be held in New York, New York and shall be conducted in accordance with the NAF rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such Dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. This arbitration agreement shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-14 et seq., and final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Except as specifically provided for herein, should either party bring a Dispute in a forum other than the NAF, the arbitrator may award the other party its reasonable costs and expenses, including attorneys fees, incurred in staying or dismissing such other proceedings or in otherwise enforcing compliance with this dispute resolution provision. The parties acknowledge, agree and understand that they are hereby unequivocally waiving any rights to litigate disputes through a court, including the right to litigate claims on a class-wide or class action basis, and that they have expressly and knowingly waived those rights and agree to resolve any Disputes through binding arbitration in accordance with the provisions of this paragraph. [EMPLOYEE] and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or

Exhibit “2”	7	Separation Agreement and General Release

[EMPLOYEE]’s reasonable attorneys’ fees and costs (including forum costs associated with the arbitration) incurred by it or [EMPLOYEE] in connection with resolution of the dispute in addition to any other relief granted. Information may be obtained from the NAF on line at www.arb-forum.org, by calling 800-474-2371, or writing to P.O. Box 50191, Minneapolis, MN, 55405.

(b) Should [EMPLOYEE] or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than such arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

18. Severability and Governing Law.

(a) Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

(b) This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

19. Proper Construction.

(a) The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(b) As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

(c) The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

20. Entire Agreement.

This Agreement constitutes the entire agreement between and among the parties pertaining to the subject matter hereof and the final, complete and exclusive expression of the terms and conditions of their agreement. Any and all prior agreements, representations, negotiations and understandings made by the parties, oral and written, express or implied, are hereby superseded and merged herein, except for those provisions in that certain Employment Agreement having an original effective date of                     , between [EMPLOYEE] and the Company, as it may have been thereafter amended (“Employment Agreement”) which expressly extend or survive beyond the termination of that Employment Agreement or [EMPLOYEE]’s employment with the Company and which are not expressly and specifically superseded by this Agreement, including, but not limited to, the provisions in that Employment Agreement regarding Exclusivity/Non-Competition, Non-Solicitation/Employer Interests, Soliciting Employees, Confidential Information, and Arbitration.

Exhibit “2”	8	Separation Agreement and General Release

21. Execution in Counterparts.

This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit “2”	9	Separation Agreement and General Release

Executed at                     ,                     , this          day of                     , 2005.

[EMPLOYEE]

Executed at                     ,                     , this              day of                     , 2005.

[COMPANY]

By:
Its:

Exhibit “2”	10	Separation Agreement and General Release